Exhibit 10.5

Execution Copy

Business and Asset Transfer Agreement

Guangzhou FEnet Software Co., Ltd.

AND

Xiamen Longtop System Co., Ltd.

May 2007

Execution Copy

Schedules

I. List of Business Contracts

II. List of Customers

III List of Employees and Labor Contract Sample

IV. List of Tangible Assets

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THIS BUSINESS AND ASSET TRANSFER AGREEMENT (“this Agreement”) is made by the two parties below in Xiamen, the People’s Republic of China (“China”) on May 31, 2007:

(1) Guangzhou FEnet Software Co., Ltd., a domestic limited liability company incorporated and existing under Chinese laws, whose registered address is 2F, 44 Jianzhong Road, Tianhe District, Guangzhou, China (510665) and whose legal representative is Deng Xinping, hereinafter referred to as “Party A” or “Transferor”;

AND

(2) Xiamen Longtop System Co., Ltd., a domestic limited liability company incorporated and existing under Chinese laws, whose registered address is Innovation Park, Siming District, Xiamen (361000), hereinafter referred to as “Party B” or “Transferee”

Hereafter individually as a “Party” and collectively as the “Parties”

WHEREAS, the Transferor intends to sell to the Transferee, and the Transferee intends to purchase from the Transferor, Transferor’s tangible assets relating to the Business (as defined below) and used by the Transferor. The Transferor will cause specific Employees (as defined in Article 1.1) to sign labor contracts with the Transferee and cause the Customers (as defined in Article 1.1) to sign the Business Contracts (as defined below) with the Transferee;

NOW, THEREFORE, the Parties hereby agree as follows:

Article 1 Definitions and Interpretations

1.1 Definitions

The following terms shall have the following meanings, unless the context otherwise requires:

“Business” means all the businesses, services and transactions (including, but not limited to, BI industry) undertaken by the Transferor regarding software development, production and technical services.

“Business Contract” means any contract relating to the Business, as listed in Schedule I.

“Affiliate” means an entity that directly or indirectly controls, is controlled by, or is under common control with, another entity.

“Customers” means all the entities or individuals as listed in Schedule II.

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“Closing Date” means the date when the Parties complete the delivery of the Business and assets under this Agreement, in any case, which shall not be later than August 1, 2007.

“Employees” means all Transferor’s employees, as listed in Schedule III, whom the Transferee or any of its Affiliates intends to sign labor contracts with.

“Force Majeure” means the events that are unforeseeable, unavoidable and insurmountable after the signing of this Agreement, such as earthquake, typhoon, fire, flood, war or other natural or man-made disaster, which are beyond the control of any Party and prevent all or part of its performance of this Agreement.

“Government Agency” means the government agencies of competent jurisdiction in the place where the Transferred Assets (as defined below) are located.

“Chinese Laws” means any and all effective Chinese laws, regulations, rules and government decrees and other legislative, administrative or judicial documents.

“RMB” means China’s legal currency.

“Tax” means all forms of taxes, including, but not limited to, the corporate income tax, business tax, VAT, stamp tax and individual income tax levied by Chinese taxation authorities in accordance with Chinese laws as well as any fine or penalty related thereto.

“Business Secret” means any and all information in connection with this Agreement, the Transferor and the Transferee, including, but not limited to, any costs, technology, financial affairs, contract and future business plan as well as any information as the Parties may deem confidential. Such secrets are the information that is not made available to the public, is of practical value and can bring economic benefits to the Parties. And

“Transferred Assets” means the assets relating to the operations of the Business, as listed in Schedule IV, which are transferred by the Transferor to the Transferee, including, but not limited to, tangible assets.

1.2 Headings

The headings used herein are for convenience of reference only and do not affect the meaning or interpretation of any provision of this Agreement.

1.3 Schedules

In this Agreement, a reference to any clause or schedule is to such clause or schedule of or to this Agreement.

1.4 Other Indexes

Except as otherwise stated, the day, month or year mentioned herein means a calendar day, a calendar month or a calendar year.

Article 2 Sale and Purchase

2.1 Purchase Price

The Transferor will sell to the Transferee, and the Transferee will purchase from the Transferor, the Transferred Assets. The Transferred Assets are free and clear of any encumbrance, and the total consideration is RMB 3,850,000 in cash (hereinafter referred to as “Purchase Price”).

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2.2	Time and Method of Payment

The Transferee shall pay the Purchase Price in RMB to the bank account designated by the Transferor within 10 workdays after the signing of this Agreement. The Transferor shall itself bear any expenses relating to the payment of the Purchase Price. The Transferor shall issue to the Transferee the formal invoice indicating receipt of the Purchase Price.

Article 3 Transferred Assets

3.1 Title

Title to the Transferred Assets shall belong to the Transferee after the Transferred Assets are delivered according to Article 3.2.

3.2 Delivery and Acceptance

Before the Closing Date, the Transferor shall, at its own expenses, deliver the Transferred Assets to the Transferee at the place and time as designated by the Transferee in writing. Such delivery shall be deemed to occur only after the Transferee inspects and accepts the Transferred Assets.

3.3 Use

Except the losses or damages (if any) as set forth in Article 3.4, the Transferor shall be entitled to continue to use the Transferred Assets free of charge for the purpose of the Business prior to the Closing Date.

3.4 Maintenance

The Transferor shall keep and maintain the Transferred Assets until the Transferred Assets are delivered to the Transferee. Where serious losses or damages are caused, whether or not by the Transferor, to the Transferred Assets, the Transferor will be deemed a material breach of this Agreement for its failure in delivery.

Article 4 Labor and Personnel

4.1 Labor Contract

The Transferor shall take the following steps and cause the Employees to sign labor contracts with the Transferee or any of its Affiliates in the format as set forth in Schedule III:

4.1.1 Settle in full, in accordance with the requirements of Chinese laws, the severance pay of the employees whose labor contracts with the Transferor will be terminated (if applicable);

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4.1.2 Pay in full and on time for its Employees all necessary social insurances unpaid prior to the Closing Date (if applicable);

4.1.3 As a consideration of the performance by the Employees of their non-competition obligations, pay them the compensations in the sum as agreed upon by both parties (if applicable);

4.1.4 Pay the Employees all the salaries, allowances, subsidies (including medical subsidy), bonuses or other outstanding expenses or benefits as of the Closing Date;

4.1.5 Withhold, declare and pay the individual income tax levied on the salaries, bonuses, allowances, subsidies or other expenses or benefits paid to the Employees before the Closing Date (if applicable); and

4.1.6 Issue the termination certificate for each Employee whose labor contract with the Transferor is terminated (if applicable) in accordance with related Chinese laws and/or related employment agreements.

4.2 Human Resource Policy

The Transferee shall be entitled to employ the Employees and implement its uniform salary and incentive mechanism for such Employees no later than April 1, 2008, but such date may be extended subject to the mutual written agreement of the Parties.

Article 5 Business Contracts

5.1 Transfer of Business Contracts

5.1.1 The Transferor shall make its best efforts to cause the Business Contracts to be transferred to the Transferee as soon as possible before the Closing Date, and also cause related acceptance reports to be issued after the written warranties of the related parties of the Business Contracts are accepted. Business Contracts may be transferred in any of the following ways:

5.1.1.1 The Parties sign tripartite agreements with the related parties of the Business Contracts by which to transfer to the Transferee all the rights and obligations of the Transferor under related Business Contracts;

5.1.1.2 The Transferor terminates the related Business Contracts whose term does not expire with the related parties of such Business Contracts, and the Transferee signs the new contracts in the form and contents identical or close to those of original Business Contracts with the related parties of such Business Contracts; or

5.1.1.3 The Parties agree in writing that, in order to ensure the development of the Business and the stability of the Customers, all the income from all the Business Contracts not transferred to the Transferee as from the Closing Date is incorporated into and belongs to the Affiliates designated by the Transferee.

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5.1.2 Where the Transferor fails to transfer related Business Contracts in the way as above or the transfer of any Business Contract constitutes a default, the Transferee shall be exempt from any responsibility at any time.

5.2 Termination Clause

Besides the other terms required by the Transferee to be incorporated in the Business Contracts, such Business Contracts shall specify that where the Transferee does not accept the Transferred Assets under this Agreement, it shall be entitled to terminate such Business Contracts or transfer them to Party A without paying any consideration or assuming any responsibility.

5.3 Performance

The Transferor shall continue to perform and comply with the Business Contracts before the Closing Date.

Article 6 Business Information

6.1 Documents

The Transferor shall prepare and maintain appropriate and accurate Business records so that the Transferee can continue to adequately and efficiently operate the Business after the Business is transferred to the Transferee based on the information contained in such records.

6.2 Delivery

On the Closing Date, the Transferor shall deliver all the Business related records (including User Database) to the Transferee.

Article 7 Representations and Warranties by the Transferor

The Transferor makes the following representations and warranties:

7.1 Title to Transferred Assets

The Transferor has the effective and full title to the Transferred Assets, does not create mortgage, pledge or other security interest on the Transferred Assets and has the right to transfer the Transferred Assets to the Transferee.

7.2 Status of Transferred Assets

The Transferred Assets are in a good, usable condition (except normal wear, if applicable) and can meet normal use.

7.3 Financial Position

The account books and records of the Transferor accurately reflect its current financial position.

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7.4 Disputes

To Transferor’s knowledge, there is no civil or criminal claim, action, law suit, investigation or other proceedings pending or threatening against the Transferor; there are no contract terms or enforceable court judgment or order binding on the assets of the Transferor or affecting its properties (including any intellectual property rights); the execution and performance of this Agreement by the Transferor and the realization or exercise by the Transferee of any right under this Agreement will not violate the right of mortgage, contract, judgment, decree or law binding on the Transferor or its assets.

Article 8 Undertakings by the Transferor

The Transferor makes the following undertakings:

8.1 Normal Operations of Business

The Transferor will be engaged in the operating activities of the Business according to the following conditions until the Closing Date:

8.1.1 During the operations of the Business, the Transferor will not sign any agreement relating to the Business without the prior written consent of the Transferee;

8.1.2 If the value or consideration of any agreement to be signed after the date of this Agreement exceeds RMB 10,000 or the term of such agreement exceeds 3 months, the Transferor shall obtain the prior written consent of the Transferee; and

8.1.3 If the Transferor signs any agreement relating to the Business between the signing date of this Agreement and the Closing Date, the Transferor shall provide one execution copy of such agreement to the Transferee within 3 days after the signing of such agreement, but 3 days before the Closing Date, and transfer such agreement to the Transferee.

8.2 Termination of Subscription Agreement

The Transferor shall endeavor to cause FEnet Co., Ltd. to terminate the subscription agreement signed with London Asia Capital (LAC) on February 20, 2006 prior to the Closing Date.

8.3 Non-competition

8.3.1 For a period of 5 years after the Closing Date, the Transferor shall not be directly or indirectly, jointly or individually, engaged in any business activity similar or identical to or competitive with the Business or provide advices to such business activity, nor, together with others, be directly or indirectly engaged in any business activity similar to or competitive with the Business.

8.3.2 After the Closing Date and before December 31, 2008, the Transferor shall change its trade names after subsequent matters concerning accounts receivable, etc are handled, and shall cease to use any trade name relating to the Chinese and English of FEnet.

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8.4 Assignment of Employees

Before the Closing Date, the Transferor shall cause the Employees to sign labor contracts with the Transferee according to Article 4.1 hereof.

8.5 Reasonable Assistance

The Transferor will provide assistance to the Transferee at the reasonable request made by the Transferee from time to time.

8.6 Survival

Within 1 year after the Closing Date, without the prior written consent of the Transferee, the Transferor shall not:

8.6.1 Sell or otherwise dispose of any substantial portion of its business or assets, unless such sale or disposal is made pursuant to the express provisions of this Agreement (e.g. the Transferor clears off its existing liabilities) or within the scope of its normal business;

8.6.2 Provide a guarantee for its debts or the debts of any third party by using any substantial portion of its assets;

8.6.3 Provide any warranty or similar undertaking for the debts of any third party;

8.6.4 Declare dividend distribution or otherwise distribute profits to Party A’s shareholders; or

8.6.5 Allow Party A to be liquidated voluntarily or involuntarily.

8.7 Approval by the Board of Directors

Within 6 days after the signing of this Agreement, the Transferor shall provide to the Transferee the resolutions of Party A’s board of directors and shareholders on approving this Agreement. Where the Transferor’s equity changes thereafter, the Transferor shall not adopt the board resolution or shareholders’ resolution that is adverse to the consummation of the closing under this Agreement before the Closing Date.

8.8 Registration and Transfer Procedures

Where the transfer of any asset must be registered with the related Government Agency, Transferor shall submit all necessary title transfer registration documents to such Government Agency and take all reasonable actions before the Closing Date. If the transfer of state-owned assets is involved, the Transferor shall perform all necessary procedures relating to the transfer of state-owned properties in accordance with Chinese laws at its own expense.

8.9 Indemnification

The Transferor shall indemnify the Transferee from and against any losses or damages directly or indirectly caused to the Transferee by any claim made by any third party against the Transferor due to any act of the Transferor before the Closing Date.

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Article 9 Mutual Representations and Warranties

The Transferor represents and warrants to the Transferee, and the Transferee represents and warrants to the Transferor that:

9.1 It is an independent lawful enterprise incorporated in the place where it is located and has obtained all government approvals and registrations requisite for its survival, and such approvals and registrations remain in force. It has the right to be engaged in business activities in accordance with its business license, business registration certificate, articles of association or similar corporate documents;

9.2 It has the full power and authority to execute and perform this Agreement;

9.3 The execution and performance of this Agreement by it do not violate:

9.3.1 The requirements of its business license, business registration certificate, articles of association or similar corporate documents;

9.3.2 Any applicable laws or regulations or the conditions for the authorization or approval granted by any Government Agency; and

9.3.3 Any other agreement binding upon it.

9.4 To its knowledge, there is no pending or threatened lawsuit, arbitration or other legal or government proceedings, which have a material adverse impact upon its performance of this Agreement;

9.5 It has disclosed to the other Party all the documents issued by the Government Agencies that may have a material adverse impact upon its performance of this Agreement;

9.6 It is not involved in any liquidation or dissolution proceedings; and

9.7 It is not declared to be bankrupt by the court of competent jurisdiction nor is involved in bankruptcy proceedings.

Article 10 Events of Default

10.1 Any or several of the events below shall constitute a default under this Agreement:

10.1.1 Either Party materially defaults with respect to the provisions of this Agreement or fails to perform its obligations under this Agreement in any material respect, and fails to rectify such default or failure within 10 days after receiving the written notice from the other Party; and

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10.1.2 The representations or warranties made by either Party are proved to be false or misleading in any material respect.

10.2 Default by the Transferor

Where the Transferor defaults under this Agreement, it shall be liable for any and all damages thus incurred to the Transferee.

10.3 Default by the Transferee

Where the Transferee defaults under this Agreement, it shall be liable for any and all damages thus incurred to the Transferor.

Article 11 Force Majeure

11.1 Negotiations

In case of an event of Force Majeure, the Parties shall negotiate in time to seek a resolution.

11.2 Exemption

If either Party is prevented from performing all or part of its obligations under this Agreement by Force Majeure, such Party may be exempt from its obligations to the extent of the influence of such Force Majeure, unless otherwise stipulated by laws.

11.3 Best Effort

Subject to the provisions of this Article 11, the prevented Party may suspend the performance of its obligations under this Agreement within the duration and scope of the influence of Force Majeure until such influence is removed, provided, however, that such Party shall make its best efforts to eliminate the barriers in performing this Agreement caused by Force Majeure and minimize the losses resulting from Force Majeure. Subject to the mutual agreement of the Parties, the term of this Agreement may be extended by the duration of influence of Force Majeure, and neither Party shall be thus penalized.

11.4 Written Evidence

The Party prevented by Force Majeure shall, without undue delay, inform the other Party of the occurrence of Force Majeure, explaining the reasons for its failure to perform this Agreement so as to minimize the damages to the other Party, and provide the other Party with the written documentary evidence issued by related Government Agency with respect to such Force Majeure.

11.5 Non-exemption

In the event that Force Majeure occurs after either Party fails to timely perform its obligations, such Party shall not be exempted from its obligations under this Agreement.

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11.6 Termination

Where Force Majeure lasts for 30 days or longer and has a material adverse impact on this Agreement, this Agreement may be terminated according to Article 12.1.3.

Article 12 Termination

12.1 Conditions for Termination

This Agreement may be terminated only in case of any of the following situations:

12.1.1 If the Transferee or the Transferor commits a material default, and fails to rectify such default within 10 days after receiving the written notice from the non-defaulting Party, the non-defaulting Party may terminate this Agreement;

12.1.2 If the Transferor or the Transferee is declared to be bankrupt, the Transferee or the Transferor may terminate this Agreement;

12.1.3 Subject to Article 11.6, if the Transferor or the Transferee is prevented by Force Majeure, the Transferee or the Transferor may terminate this Agreement upon a written notice to the other Party; or

12.1.4 If the Transferor or the Transferee indicates expressly or by its own act that it will not perform its material obligations under this Agreement, the Transferee or the Transferor may terminate this Agreement.

12.2 Effect of Termination

The termination of this Agreement for whatever reason shall not affect the obligations and rights of either Party accrued prior to the date of such termination. This provision shall not exempt either Party from any responsibility arising from any of its acts prior to the date of such termination.

Article 13 Confidentiality

13.1 Non-disclosure

For a period of 5 years after the signing date of This Agreement, except for the purpose of developing the transactions under this Agreement or following the instructions of the Transferee, the Transferor shall not disclose the Business Secrets in its possession to any person other than the employees of the Parties and their respective Affiliates or communicate with any such person with respect to Business Secrets.

13.2 Violation of Obligation

The Parties shall take all necessary measures (including signing a confidentiality agreement) to cause their respective directors, employees, agents, contractors, suppliers and consultants to comply with the confidentiality obligation under this Article, and timely dismiss any person violating such obligation.

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13.3 Exceptions

When either Party discloses the Business Secrets in any of the following cases, it shall not be deemed to violate the provisions of this Article:

13.3.1 Business Secrets are already in public domain prior to disclosure;

13.3.2 The disclosure of Business Secrets is made according to the prior written agreement of the Parties;

13.3.3 The disclosure of Business Secrets is made under requirement of any Government Agency or law in the place where such Party or any of its Affiliates located; or

13.3.4 Business Secrets are provided to any director, employee, agent, contractor, supplier or consultant of any Affiliate of such Party for the purpose of the Business and according to the prior written agreement of the Parties.

Article 14 Applicable Law and Dispute Resolution

14.1 Applicable Law

This Contract shall be governed by Chinese laws. Where the matters under this Agreement are not specified by Chinese laws, reference shall be made to international business practices.

14.2 Dispute Resolution

14.2.1 Any dispute in connection with this Agreement shall be first resolved by the Parties through friendly negotiations or mediation.

14.2.2 In case no resolution can be reached within 30 days after negotiations start, either Party may refer such dispute for arbitration pursuant to the following provisions:

14.2.2.1 Any dispute arising from or in connection with this Agreement shall be referred to China International Economic and Trade Arbitration Commission South China Sub-commission (“CIETAC”) for arbitration by one arbitrator in Shenzhen in accordance with CIETAC’s arbitration rules; and

14.2.2.2 Arbitration language is Chinese. Arbitral award shall be final and binding upon the Parties. Payment of arbitration expenses shall be subject to the decision of the arbitrator. The award made by the arbitrator may be enforced by any court having a competent jurisdiction over the losing Party or its properties.

14.2.3 During arbitration, the Parties shall continue to perform this Agreement.

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Article 15 Notices

15.1 Notices

Any notice or correspondence between the Parties shall be in writing in English and/or Chinese and sent to the following address by fax, hand delivery (including courier service) or registered mail:

If to Party A:

Address: 2F, 44 Jianzhong Road, Tianhe District, Guangzhou, China (510665)

Tel.: (8620) 8555 9788

Fax: (8620) 8555 3998

Attn.: Deng Xinping

If to Party B:

Address: 15F, Block A, Chuangxin Building, Xiamen Software Park (361005)

Tel.: (86592) 2396 888

Fax: (86592) 2398 222

Attn.: Huang Shuhui

15.2 Time of Receiving

The notice or correspondence shall be deemed to be received:

15.2.1 If by fax, at the time indicated in the corresponding transmission record; if sending time is after 5:00p.m., receiving date is next business day in the place where fax copy is received;

15.2.2 If by hand delivery (including courier service), on the date of signing for receipt by the recipient;

15.2.3 If by registered mail, on the 7th day after post office issues a receipt.

Article 16 Supplementary Provisions

16.1 Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and replaces all prior discussions, suggestions, negotiations and agreements.

16.2 Amendment

This Agreement shall not be amended, modified or supplemented except with a written instrument signed by the Parties after reaching a mutual agreement.

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16.3 Transfer

For the purpose of transactions, the Transferee may designate its Affiliate to purchase the Transferred Assets and perform any and all obligations under this Agreement.

16.4 Non-waiver

No failure or delay on the part of either Party in exercising any of its rights under this Agreement shall operate as a waiver thereof.

16.5 Severability

The invalidity of any provision of this Agreement shall not affect the validity of the remainder of this Agreement.

16.6 Language

This Agreement is executed in two (2) originals in Chinese language, one (1) original for each Party.

16.7 No agency

In this Agreement, the Parties shall be independent contractors. Neither Party shall have the right to make undertakings for or on behalf of the other Party.

16.8 Taxation

Each Party shall be responsible for its taxation liability in connection with this Agreement.

16.9 Expenses

Unless otherwise specified herein, each Party shall bear its expenses in connection with the preparation and performance of this Agreement.

16.10 Further Assurances

At the further request of either Party, the Parties shall execute any document and take any action as necessary to make the transactions under this Agreement effective. Where the transactions contemplated by this Agreement require the approval of any Government Agency, the Transferor shall make its best efforts to obtain such approval.

16.11 Effectiveness

This Agreement shall become effective after it is signed by the duly authorized representatives of the Parties and affixed with their respective common seals.

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[No text below]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

Guangzhou FEnet Software Co., Ltd.

Representative (Zhengkai font): Deng Xinping
Signature:	/s/
Title: Board Chairman
Common seal:

Xiamen Longtop System Co., Ltd.

Representative (Zhengkai font): Lian Weizhou
Signature:	/s/
Title: CEO
Common seal:

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[Schedule I]

List of Business Contracts

List of Business Contracts of Guangzhou FEnet Co., Ltd. with contract prices and information relating to human resources involved.

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[Schedule II]

List of Customers

List of customers of Guangzhou FEnet Co., Ltd. with start and end date of cooperation.

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[Schedule III]

List of Employees and Labor Contract Sample

List of employees and form of labor contract with employees

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[Schedule IV]

List of Tangible Assets

A list of IT-related tangible assets of Guangzhou FEnet Co., Ltd.

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Supplementary Agreement

This supplementary agreement (hereinafter referred to as “this Agreement”) is executed in Xiamen of People’s Republic of China (hereinafter referred to as “PRC”) on July 15, 2007.

1. Guangzhou FEnet Software Co., Ltd. (hereinafter as “Party A” or “Transferor”), a domestic limited liability company established and subsisting under PRC laws, registered address is 2/F, No.44, Jianzhong Road, Tianhe Park, Guangzhou city, Postal code: 510665; legal representative: Deng Xinping

2. Xiamen Longtop System Co., Ltd. (hereinafter referred to as “Party B” or “Transferee”, a domestic limited liability company established and subsisting under PRC laws, registered address is Innovation Park, Siming District, Xiamen, Postal code: 361000.

A single party shall be referred to as “Party” and together, “Parties”.

Whereas:

1. The Parties has signed in Xiamen of PRC a Business and Asset Transfer Agreement (hereinafter referred to as “BATA”). According to BATA, the Transferor inclined to sell to the Transferee, and the Transferee inclined to purchase from the Transferor specified tangible asset and businesses.

2. Because closing did not happen the Closing date designated by BATA, the Parties hereby enters into the Agreement to supplement and amend the relevant provisions of the BATA.

Therefore, the Parties agree:

1. To postpone the Closing date provided in BATA. The Parties hereby confirm and agree that Closing Date shall be no later than October 30, 2007.

2. The date on which the Transferor shall provide the date of their shareholders’ and directors’ resolutions pursuant to Section 8.7 of BATA shall be amended to July 31, 2007 and the date on which the Transferee shall perform its payment obligation pursuant to Section 2.2 of BATA shall be revised to be within 10 days after approval of the aforementioned resolutions.

3. This Agreement shall have the same legal effect as BATA. Unless otherwise specified in this Agreement, all provisions of BATA shall be applicable to this Agreement. Definitions of terms therein shall be applicable to this Agreement.

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Therefore, this Agreement has been signed by the authorized representatives of the Parties on the date first appeared herein.

Guangzhou FEnet Software Co., Ltd.

Name of representative: [signed and stamped with company chop of Guangzhou FEnet Software Co., Ltd.]

Title: Chairman of board

Xiamen Longtop System Co., Ltd.

Name of representative: Weizhou Lian [signed and stamped with company chop of Xiamen Longtop Co., Ltd.]

Title: Director

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